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                                    FORM 15


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20459

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number 000-25179


                      Innes Street Financial Corporation
                     ------------------------------------
             (Exact name of registrant as specified in its charter)


                  401 West Innes Street, Salisbury, NC 28144
                                (704) 633-2341
                  ------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, no par value per share
                    --------------------------------------
           (Title of each class of securities covered by this Form)

                                      n/a
                    --------------------------------------
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [_]
     Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
     Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
     Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [_]
     Rule 12h-3(b)(1)(i)  [_]

     Approximate number of holders of record as of the certification or notice date: None
     --------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Innes Street Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 31, 2001                 By:  /s/ Kim S. Price
                                           ------------------------------------
                                             Kim S. Price, President and Chief
                                             Executive Officer
                                             (name and title)